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                                                                    Exhibit 99.5


                      FORM OF LETTER TO THIRD-PARTY OWNERS


                                  May __, 1998




Dear                     :

     As you are probably aware, Interstate Hotels Company, the parent company of the manager of your Marriott hotel, had previously announced its merger with and into Patriot American Hospitality, Inc. and Wyndham International, Inc. Following this announcement, Marriott International, Inc., the franchisor of your hotel, had obtained a preliminary injunction enjoining the merger pending trial based on Marriott's assertion of certain rights it claimed to have under the franchise agreements. This was done because the merger, as originally contemplated, would result in a direct competitor operating Marriott hotels.

     We are pleased to announce that the parties have settled this dispute. As a result, an independent, publicly-traded company encompassing the Interstate Hotels Company third party management business will be spun off following the merger. This new company will be managed by the current management team of Interstate Hotels Company. Patriot and Marriott are actively supporting this company by each initially owning 4% of the shares and by each holding two of the nine initial seats on the board of directors. This is a creative solution to issues created by the merger and we are encouraged about the ability of this company to manage your assets and provide additional growth opportunities for the Marriott brands.

     Patriot has agreed to spin-off this company within 240 days of the merger, which is now scheduled to occur June 2, 1998. Marriott has agreed that it will not interfere with the merger, but Marriott will retain its rights under its franchise agreements until the spin-off of this company. If the spin-off does not occur, Marriott will not approve Patriot or any of its affiliates as an operator of Marriott hotels, which might result in a default under your Marriott franchise agreement. Marriott believes that it has this right to declare a default. Patriot and Interstate dispute that Marriott has this right. In any event, what this could ultimately mean for you is that if Patriot does not spin-off this company, you may be required to find a mutually acceptable operator to replace Interstate. Marriott would, in that event, make available to you a list of approved Marriott operators, including Marriott International.

     We again fully support the rebirth of Interstate Hotels Company and are extremely excited about its prospects. We look forward to working with Interstate Hotels Company and you in the future.



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     Thank you for your continued support of the Marriott brands.

Steve Joyce                                          John Williams

Tom Parrington                                       Bill Evans